EXHIBIT 11.1

Paradigm Medical Industries, Inc.
Statement Regarding Computation of Per Share Earnings (Loss)


PRIMARY EARNINGS PER SHARE


                                            Year ended
                                           September 30,
                              -----------------------------------
                                    1996                  1995
                              -------------          ------------
Net loss attributable
to common shareholders         $(1,448,171)          $  (883,681)
                               ===========           ===========
Weighted average
shares outstanding               1,979,548             1,979,548

Common stock and
equivalents (see Note A)           191,240               372,483

Common stock issued in
connection with initial
public offering                    208,333                 -
                               -----------           -----------
Shares used in
computing net loss
per common share                 2,379,121             2,352,031
                               ===========           ===========
Net loss per
common share                        $(.61)                $(.38)
                               ===========           ===========


Note A -    Represent common shares issued or issuable in
connection with stock options and warrants granted within one year of the initial filing of a registration statement in connection with the initial public offering (IPO) at prices below the offering price (net of shares repurchased under the treasury stock method).


FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.